December 13, 2021

Via e-mail

Jonathan A. Kennedy

Dear Mr. Kennedy:

As we have discussed, your employment with Natus Medical Incorporated (the “Company”) has terminated, effective as of December 13, 2021 (the “Separation Date”). The purpose of this letter (this “Agreement”) is to confirm the terms concerning your separation from employment, as follows:

1.Resignation; Final Salary and Vacation Pay. You acknowledge and agree that effective as of the Separation Date your employment with the Company terminated and you shall be deemed to have resigned and you hereby resign (i) as President and Chief Executive Officer of the Company, (ii) from your position as a member of the Board of Directors of the Company and from all committees of the Board of Directors on which you serve, (iii) from all officer positions that you hold in the Company, (iv) from all director and/or officer positions that you hold in any subsidiary of the Company and (v) from all committees of the board of directors of any subsidiary of the Company on which you serve. You acknowledge that you have received pay for all work you performed for the Company through the Separation Date, to the extent not previously paid, as well as pay, at your final base rate of pay, for any vacation days you had earned but not used as of the Separation Date, determined in accordance with Company policy and as reflected on the books of the Company.

2.Severance Benefits. Subject to this Agreement becoming effective in accordance with its terms and your meeting in full your obligations under this Agreement, including your compliance with the Continuing Obligations (as hereinafter defined), and in full consideration of any rights you may have under the Employment Agreement between you and the Company, dated August 24, 2018 (the “Employment Agreement”, attached hereto as Exhibit A):

(a)The Company will pay you an amount equal to two times your final annual base salary ($743,000 per year) (the “Severance Payment”). The Severance Payment will be made in the form of a lump sum payment within thirty (30) days following the Separation Date.
(b)You will receive an annual bonus for the Company’s 2021 fiscal year. The amount, of such annual bonus will be determined by the Company’s Board of Directors based on actual performance and determined in the same manner as the Company’s annual executive bonus plan program generally (and shall not be less than the target amount of your annual bonus for the Company’s 2021 fiscal year) and shall be paid at the time annual bonuses are paid to executives of the Company, but in no event later than March 15, 2022.
(c)If you are enrolled in the Company’s group medical plans on the Separation Date, you may elect to continue your participation and that of your eligible dependents in such plan for a period of time pursuant to the federal law known as “COBRA” or similar applicable state law (together, “COBRA”). You may make such an election whether or not you accept this Agreement. However, if you elect to continue your participation and that of your eligible dependents in such plans, the Company will pay the full premium costs of your COBRA continuation coverage through the lesser of (i) eighteen (18) months from the Separation Date or (ii) the date you and your dependents become covered under similar plans.
(d)Your outstanding Company equity awards are set forth on Schedule I, attached hereto. As of the Separation Date, all of your unvested Company stock options, restricted stock awards (“RSAs”), time-based restricted stock units (which, for the avoidance of doubt, shall not include any restricted stock units the vesting of which is subject to the achievement of performance (whether in whole or in part), “RSUs” shall vest and become exercisable as to 100% of the shares subject to such awards and your unvested Company performance-based restricted stock units (“PSUs”) and your unvested Company market stock units (“MSUs”) shall vest as to the greater of the target number of shares subject to such awards and the number of shares earned based on actual performance through the Separation Date (measured as of the close of business on the Separation Date (and based on the closing price of the Company’s common stock on such date, for any awards eligible to vest based on the price of the Company’s common stock)). After giving effect to the vesting described in this Section 2(d), all Company equity awards that are unvested as of the Separation Date will be forfeited as of that date. Any vested Company equity awards will remain outstanding in accordance with their respective terms, except that the post-termination of employment exercise period of your stock options will be extended from ninety (90) days following the Separation Date until one hundred and twenty (120) days following the Separation Date.
(e)The Company shall, promptly following (and in any case within three (3) business days following) the date this Agreement becomes effective, communicate your change in employment status and the provisions described in Section 2(d) above to its equity plan administrator.
(f)The Company shall fully pay and assign to you the remainder of the one-year lease for your remote office in Fort Lauderdale, Florida.
3.Acknowledgement of Full Payment and Withholding.

(a)You acknowledge and agree that the payments provided under Section 1 of this Agreement are in complete satisfaction of any and all compensation or benefits due to you from the Company, whether for services provided to the Company or otherwise, through the Separation Date and that, except as expressly provided under Section 2 or Section 4 of this Agreement, no further compensation or benefits are owed or will be paid to you.
(b)All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law and all other lawful deductions authorized by you.

4.Status of Employee Benefits, Paid Time Off, Expenses and Stock Awards.
(a)Except for any right you may have to continue your participation and that of your eligible dependents in the Company’s medical plan under COBRA and except as provided for in Section 2(b) of this Agreement, your active participation in all employee benefit plans of the Company ended as of the Separation Date, in accordance with the terms of those plans. You acknowledge that you have not continued to earn paid time off or other similar benefits after the Separation Date. You will receive information about your COBRA continuation rights under separate cover.

(b)Within two (2) weeks following the Separation Date, you must submit your final expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement, and, in accordance with Company policy, reasonable substantiation and documentation for the same. The Company will reimburse you for your authorized and documented expenses within thirty (30) days of receiving such statement pursuant to its regular business practice.

5.Continuing Obligations, Confidentiality and Non-Disparagement.

(a)You acknowledge that you continue to be bound by your obligations under the Employment Agreement and the Confidential Information and Invention Assignment Agreement between you and the Company (the “Confidentiality Agreement”) that survive the termination of your employment by necessary implication or the terms thereof, as well as any other non-competition, non-solicitation, confidentiality, non-disclosure, non-disparagement, invention assignment or similar obligations with respect to the Company or any of its Affiliates (collectively, the “Continuing Obligations”).

(b)Subject to the second sentence of Section 7(c) of this Agreement, you agree that you will never disparage or criticize the Company or its Affiliates (as defined below), or any of their business, management, directors, employees or products or services, and that you will not otherwise do or say anything that could reasonably be expected to disrupt the good morale of employees of the Company or any of its Affiliates or harm the interests or reputation of the Company or any of its Affiliates and the Company’s officers and directors shall never disparage or criticize you.

(c)For the purposes of this Agreement, “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

6.Return of Company Documents and Other Property. In signing this Agreement, you represent and warrant that you have returned to the Company any and all documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to the business of the Company and its Affiliates (whether present or otherwise), and all keys, access cards, credit cards, computer hardware and software, telephones and telephone-related equipment and all other property of the Company or any of its Affiliates in your possession or control. Further, you represent and warrant that you have not retained any copy or derivation of any documents, materials or information (whether in hardcopy, on electronic media or otherwise) of the Company or any of its Affiliates. Recognizing that your employment with the Company has terminated as of the Separation Date, you represent and warrant that you have not, since the Separation Date, for any purpose, attempted to access or use any computer or computer network or system of the Company or any of its Affiliates, including without limitation the electronic mail system, and you agree that you will not do so. Further, you acknowledge that you have disclosed to the Company all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, all information that you have password-protected on any computer equipment, network or system of the Company or any of its Affiliates.

7.General Release of Claims.

(a)In exchange for the special severance pay and benefits provided to you under this Agreement, to which you would not otherwise be entitled, the receipt and sufficiency of which is hereby acknowledged, on your own behalf and that of your heirs, executors, administrators, beneficiaries, personal representatives and assigns, you agree that this Agreement shall be in complete and final settlement of any and all causes of action, rights and claims, whether known or unknown, that you have had in the past, now have, or might now have, against the Company or any of its Affiliates of any nature whatsoever, including but not limited to those in any way related to, connected with or arising out of your employment or your other association with the Company or any of its Affiliates or the termination of the same or pursuant to Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act, the fair employment practices laws and statutes of the state or states in which you have provided services to the Company or any of its Affiliates (each as amended from time to time), and/or any other federal, state or local law, regulation or other requirement, and you hereby release and forever discharge the Company, its Affiliates and all of their respective past, present and future directors, shareholders, officers, members, managers, general and limited partners, employees, employee benefit plans, administrators, trustees, agents, representatives, predecessors, successors and assigns, and all others connected with any of them, both individually and in their official capacities, from any and all such causes of action, rights and claims.
(b)In signing this agreement, you expressly waive and relinquish all rights and benefits provided by Section 1542 of the Civil Code of the State of California, and do so understanding and acknowledging the significance of such specific waiver of Section 1542, which section states as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Released Parties, you expressly acknowledge that the general release and waiver of claims set forth in this Section 7 is intended to include in its effect, without limitation, all Claims which you do not know or suspect to exist in your favor at the time you sign it, and that this Agreement contemplates the extinguishment of any and all such Claims.

(c)Nothing contained in this Agreement shall be construed to prohibit you from filing a charge with or participating in any investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency, provided, however, that you hereby agree to waive your right to recover monetary damages or other individual relief in any such charge, investigation or proceeding or any related complaint or lawsuit filed by you or by anyone else on your behalf. Nothing in this Agreement, the Employment Agreement or the Confidentiality Agreement limits, restricts or in any other way affects your communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity.

(d)This Agreement, including the general release of claims set forth in Section 7(a), creates legally binding obligations and the Company and its Affiliates therefore advise you to consult an attorney before signing this Agreement. In signing this Agreement, you give the Company and its Affiliates assurance that you have signed it voluntarily and with a full understanding of its terms; that you have had sufficient opportunity of not less than twenty-one (21) days, before signing this Agreement, to consider its terms and to consult with an attorney, if you wished to do so, or to consult with any members of your immediate family and/or your legal or tax advisors; and that, in signing this Agreement, you have not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement.

8.Miscellaneous.
(a)This Agreement constitutes the entire agreement between you and the Company, and supersedes all prior and contemporaneous communications, agreements and understandings, whether written or oral, with respect to your employment, its termination and all related matters, excluding only the Continuing Obligations and your obligations with respect to the securities of the Company and those sections of the Employment Agreement that survive termination of employment by necessary implication or the terms thereof, all of which shall remain in full force and effect in accordance with their terms.

(b)This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and the Board of Directors of the Company or its expressly authorized designee. The captions and headings in this Agreement are for convenience only, and in no way define or describe the scope or content of any provision of this Agreement.

(c)The obligation of the Company to make payments to you or on your behalf under this Agreement, and your right to retain the same, is expressly conditioned upon your continued full performance of your obligations under this Agreement and the Continuing Obligations.
(d)This is a California contract and shall be governed and construed in accordance with the laws of the State of California, without regard to any conflict of laws principles that would result in the application of the laws of another jurisdiction. You agree to submit to the exclusive jurisdiction of the courts of the State of California in connection with any dispute arising out of this Agreement. You acknowledge and agree that Section 15 of the Employment Agreement shall apply to any claims or disputes under this Agreement.

If the terms of this Agreement are acceptable to you, please sign, date and return it to me within twenty-one (21) days of the date you receive it. You may revoke this Agreement at any time during the seven-day period immediately following the date of your signing by notifying me in writing of your revocation within that period. If you do not revoke this Agreement, then, on the eighth day following the date that you signed it, this Agreement shall take effect as a legally binding agreement between you and the Company on the basis set forth above. The enclosed copy of this letter, which you should also sign and date, is for your records.

Formalities aside, I want to take this opportunity to thank you for all of your efforts on behalf of the Company and to wish you well in your future endeavors.

Sincerely,
NATUS MEDICAL INCORPORATED

By:    _______________________________
    [Name and Title]

Accepted and agreed:

Signature: ____________________________
    Jonathan A. Kennedy

Date: ________________________________

Exhibit A

Employment Agreement

Schedule I

Grant Date	Grant Type	Exercise Price ($)	Unvested Shares (at target)*
1/2/2018	RSA	N/A	8,525
7/11/2018	Stock Option	35.25	37,062
1/23/2019	RSA	N/A	20,286
1/23/2019	MSU (TSR)	N/A	20,286
1/23/2019	MSU	N/A	20,286
1/10/2020	RSA	N/A	31,575
1/10/2020	PSU	N/A	21,050
1/10/2020	MSU	N/A	21,050
1/4/2021	RSA	N/A	50,037
1/4/2021	RSA	N/A	16,679
1/4/2021	Stock Option	20.61	200,146
1/4/2021	PSU	N/A	33,334
1/4/2021	MSU	N/A	16,667
1/4/2021	MSU	N/A	16,667

*Before taking into account any accelerated vesting described in Section 4(c) of the Agreement